Exhibit 99.2

Presentation

Moderator:

Hello, welcome to TTM Technologies’ second quarter 2026 earnings conference call. Please note that this call is being recorded. I will now hand the call over to Sean Hannan, Vice President of Investor Relations at TTM. Mr. Hannan, please go ahead.

Sean Hannan, TTM Vice President, Investor Relations:

Greetings, everyone. Welcome, thank you for joining us today. I’m Sean Hannan, Vice President of Investor Relations for TTM. With me on the call are Edwin Roks, our President and Chief Executive Officer, and Dan Boehle, our Executive Vice President and Chief Financial Officer. Before we get started, I’d like to remind everybody that today’s call contains forward-looking statements, including statements related to TTM’s future business outlook. Actual results could differ materially from these forward-looking statements due to one or more risks and uncertainties, including the risk factors we provide in our filings with the Securities and Exchange Commission, which we encourage you to review. These forward-looking statements represent management’s expectations and assumptions based on currently available information.

TTM does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events, or other circumstances, except as required by law. We will also discuss on this call certain non-GAAP financial measures, such as Adjusted EBITDA. Such measures should not be considered as a substitute for the measures prepared and presented in accordance with GAAP, we direct you to the reconciliations between GAAP and non-GAAP measures included in the company’s earnings release, which is available on the investor relations section of TTM’s website at investors.ttm.com. We have also posted on that website an earnings presentation that we will refer to during the call. Here is Edwin.

Edwin Roks, TTM President and Chief Executive Officer:

Thank you, Sean. Good afternoon, everyone, and thank you for joining us for our second quarter 2026 conference call. At TTM Technologies, we are focused on designing and manufacturing complex advanced interconnect products and Printed Circuit Boards, in addition to what we term up as up-the-chain products and solutions, such as sophisticated RF modules, intricate subsystems, and fully integrated mission systems. Core to the design of all our products and solutions, as well as the key strategy to our business, is innovative focus to satisfy next-generation needs for our customers and end markets, particularly regarding SWaP, or size, weight, and power. We believe the future of electronics lies in speed to market, high reliability, and efficient technology integration, we consequently engage early with our customers to ensure this alignment while also enabling optimal management of their complex supply chains.

From a demand standpoint, we remain excited about the key megatrends of artificial intelligence and defense, which have been strong drivers of our performance and new business activity at TTM. We previously stated that approximately 80% of our net sales are related to these two megatrends, and we believe this will continue to put us in a beneficial position for our investors for the foreseeable future. We remain committed to thoughtful capital and resource investments at our facilities around the globe to take full advantage of these opportunities, and we also plan to continue the pursuit of opportunities that enhance our business and financial strength with additive products, capabilities, and geographic offerings through thoughtful strategic acquisitions.

We are tracking well ahead of our previously communicated plan to achieve at least $4 billion in net sales in 2026, and our earnings for 2026 are exceeding our prior expectations as well, as Dan will share later in his comments. With the continued strong demand in both artificial intelligence and defense, we also remain confident in our ability to achieve 15%-20% organic revenue growth for 2027 and 2028, as previously shared. We will also provide further clarity on these out years next quarter as we develop our updated long-term plan. In our commercial segments, we are highly focused on supporting the demand wave of artificial intelligence in the data center and networking end market.

In this market, technology demand has been robust across our diverse set of customers, and we are particularly excited for our growth momentum as we’ve initiated the early stage of our full production launch of N+M, or asymmetrical interconnect printed circuit boards. We are also focused on evolving opportunities in the use of automation and AI in our Medical, Industrial & Instrumentation end market, while we remain strategically positioned in automotive for longer-term advanced technology cycles. In our Aerospace & Defense end market, we continue to excel with our leading position in advanced interconnect products as we work to expand our product offerings in integrated electronics and up-the-chain solutions. We remain quite encouraged by our opportunities, and we are very actively working to secure additional future awards or orders for the Golden Dome program, multiple munition programs, and emerging technologies and companies.

In the third quarter, we will begin the initial stages of ramping up volume for Ultra-HDI products at our new Syracuse facility. This ramp is expected to continue into the fourth quarter and throughout 2027 to reach full capacity run rate at 2028. Operationally, in A&D, we are also very pleased with our progress on targeted initiatives to implement better pricing structures, streamline our supply chain, and drive manufacturing efficiencies, which should all enable margin improvements in the long run. Toward the end of the second quarter, we announced our intentions to acquire two well-established companies in Europe, which are privately held: Swiss Technology Group AG, or STG, in Switzerland, and ILFA GmbH, or ILFA, in Germany, with the transactions expected to close in the third quarter.

From a model standpoint, these businesses are expected to contribute less than 5% of incremental sales and to be moderately accretive on an Adjusted EBITDA basis. Most importantly, these strategic acquisitions will establish our initial footprint in Europe, adding healthy long-cycle businesses primarily in the Medical and A&D end markets, with strategic technology capabilities that reinforce our up-the-chain value-add technology approach. This will serve as a first step toward our long-term vision to become a significant competitor in this geography, and we expect to continue to be opportunistic in the future for businesses that similarly fit such criteria. I now begin with an overview of our business highlights from the quarter. We’ll follow up with a summary of our Q2 2026 financial performance and our Q3 and 2026 fiscal guidance. We will open the call to your questions.

We delivered an excellent second quarter of 2026, and as always, I would like to thank our employees for delivering these results. We achieved sales of $1 billion, our first quarterly result reaching that threshold, and non-GAAP EPS of $0.99 per diluted share, both above our guidance and both all-time quarterly highs. Sales grew 37% year-on-year, reflecting continued demand strength in our Data Center and Networking end market, driven by the requirements of AI, while our Medical, Industrial, and Instrumentation and Aerospace and Defense end markets also experienced very strong growth. The company’s adjusted EBITDA margin was 16.6% in the second quarter of 2026, up 160 basis points year-on-year and 90 basis points sequentially, largely reflecting positive mix impacts. Non-GAAP EPS of $0.99 per diluted share was a 71% improvement year-on-year. The Aerospace and Defense end market represented 37% of second quarter 2026 sales.

Sales in the Aerospace and Defense market grew 14% year-on-year in the second quarter, while the vast majority of our facilities performing at very strong levels. The sales growth in the defense market continues to be a result of positive tailwinds in defense budgets, our strong strategic program alignment, and key bookings for new and ongoing programs. Our ability to support sustained longer-term growth is also very encouraging. We have many product innovation initiatives on track within our internal roadmaps, including unique advancements in Printed Circuit Board technologies for materials that enable high frequency in support of all our applications. During the second quarter of 2026, we booked significant Aerospace and Defense business related to AN/APS-153 Multi-Mode Maritime Surveillance Radar, the ATP Sensor System for targeting and surveillance, Golden Dome, and a number of projected priority-restricted programs.

A&D book-to-bill was 1.3 for the quarter, which led to a total program backlog of $1.7 billion, up from $1.5 billion a year ago. We are also pleased to share that business proposals for this end market are at an all-time high, with over $7 billion of potential business currently qualified in our strategic pipeline. For the third quarter of 2026, we expect this end market to represent 32% of our total sales and to continue delivering both year-on-year and sequential growth. For the full year 2026, we now expect sales in this end market to grow in the low to mid-teens year-on-year. Sales in the Data Center and Networking end market represented 40% of our second quarter 2026 sales.

This end market experienced 91% year-on-year growth in the second quarter, above our growth expectations and reflecting continued demand strength from our data center and networking customers building out the AI data centers. For the third quarter of 2026, we expect this end market to represent 49% of net sales as early stages begin for the planned ramp-up to volume production of our Empress M asymmetrical printed circuit boards. For the full year 2026, we now expect sales in this end market to more than double year-on-year. The Medical, Industrial & Instrumentation end market represented 50% of our second quarter 2026 sales. This end market saw year-on-year growth of 33% during the second quarter, primarily aided by healthy demand in medical, which has included support for major continuous glucose monitoring product and instrumentation for automated test equipment supporting AI solutions.

Year-to-date, TTM’s top five medical customers’ performance have more than doubled our internal expectations, and we expect growth in this sub-market to continue to be driven by demand of innovative products such as surgical robots, electrophysiology, and continuous glucose measuring solutions. For the third quarter of 2026, we expect the Medical, Industrial & Instrumentation end market to represent 13% of total sales, growing both sequentially and year-on-year. For the full year 2026, we now expect sales in this end market to grow 35%-40% year-on-year. Automotive sales represented 8% of second quarter 2026 sales and was down marginally year-on-year. We continue to be very selective in this market to focus on higher value add products that carry margin profiles consistent with our financial goals, as we also believe long-term business cycles should migrate back towards our advanced capabilities.

For the third quarter of 2026, we expect that automotive market to represent about 6% of total sales, which reflects slight pressure in supply chain materials availability as CCL producers attempt to shift away from lower complexity materials towards higher complexity products. Given this dynamic, we are actively working with our supply chain partners to secure adequate supply that is in line with our customer demand. For the full year 2026, we continue to expect sales in this end market to decrease in the mid-single digits year-on-year. The overall book-to-bill was 1.49 for the second quarter of 2026, with the commercial reporting segment at 1.63, and the A&D reporting segment at 1.3. At the end of the second quarter of 2026, the 90-days backlog, which is subject to cancellations, was $901 million compared to $497 million a year ago, an 81% increase year-on-year.

Dan will summarize our financial performance for the second quarter. Dan?

Daniel Boehle, TTM Executive Vice President and Chief Financial Officer:

Thanks, Edwin. Good afternoon, everyone. I will review our financial results for the second quarter of 2026 that were included in a press release distributed today. Key financial highlights are also summarized in the earnings presentation posted on our website. For the second quarter of 2026, net sales were $1.0 billion compared to $731 million in the second quarter of 2025. The 37% year-over-year increase was due to continued strong growth in our data center and networking, Medical, Industrial, and Instrumentation, and Aerospace and Defense end markets, partially offset by a more modest than anticipated decline in our automotive end market. GAAP operating income for the second quarter of 2026 was $109.1 million, compared to GAAP operating income for the second quarter of 2025 of $61.8 million.

During the second quarter, we also recognized a non-cash, pre-tax, unrealized loss in the amount of $14 million from changes in the fair value of a deal contingent cross-currency swap we entered into in order to economically hedge the Swiss franc-denominated purchase price of the pending STG acquisition. We could not use hedge accounting since the deal had not yet closed. Changes in the fair value of the swap were required to be recognized in our GAAP earnings. On a GAAP basis, net income in the second quarter of 2026 was $83 million, or $0.77 per diluted share. This compares to GAAP net income for the second quarter of 2025 of $41.5 million, or $0.40 per diluted share. The remainder of my comments will focus on our non-GAAP financial performance.

Our non-GAAP performance excludes M&A-related costs, restructuring costs, certain non-cash expense items such as amortization of intangibles, impairment of goodwill, stock-based compensation, gains on the sale of property, unrealized gains or losses on foreign exchange, and other unusual or infrequent items. We present non-GAAP financial information to enable investors to see the company through the eyes of management and to facilitate comparisons with expectations and prior periods. Gross margin in the second quarter of 2026 was 21.9%, an increase of 100 basis points from 20.9% in the second quarter of 2025. The year-on-year increase was due primarily to higher sales volume and favorable product mix, particularly in the data center and networking and Aerospace and Defense end markets. Selling and marketing expense was $24.2 million in the second quarter of 2026, or 2.4% of net sales, versus $20.3 million or 2.8% of net sales a year ago.

Second quarter general and administrative expense was $49.3 million, or 4.9% of net sales, compared to $44.3 million, or 6.1% of net sales a year ago. Our operating margin in the second quarter of 2026 was 13.8%, a 270 basis point improvement from 11.1% in the same quarter last year. The increase in the period was due both to the improvement in gross margin as well as operating leverage resulting from selling, general, and administrative expense discipline. Interest expense was $9.9 million in the second quarter of 2026, compared to $10.6 million in the same quarter last year. Interest income was $1.9 million in the second quarter of 2026, compared to $2.2 million in the same quarter last year.

Realized foreign exchange and other non-operating income expenses in the second quarter of 2026 totaled a net expense of $4.7 million as compared to net expense of $1.6 million in the same quarter last year. The increased expense was driven by the weakening of the U.S. dollar, which resulted in a $4.9 million foreign exchange loss in the second quarter of 2026, as compared to a $1.4 million loss in the same quarter last year. Our effective tax rate was 15.0% in the second quarter of 2026, resulting in tax expense of $18.9 million. This compares to an effective tax rate of 15.0%, or a tax expense of $10.7 million in the same quarter last year. Second quarter 2026 non-GAAP net income was $106.9 million, or $0.99 per diluted share. This compares to second quarter 2025 non-GAAP net income of $60.8 million or $0.58 per diluted share.

Adjusted EBITDA for the second quarter of 2026 was $166.8 million or 16.6% of net sales, compared with second quarter 2025 Adjusted EBITDA of $109.7 million or 15.0% of net sales. Cash flow provided by operating activities was $96.4 million in the second quarter of 2026, which compares to cash flow provided by operating activities of $97.8 million in the same quarter last year. Free cash flow in the second quarter of 2026 was $46.0 million as compared to free cash flow of $37.6 million in the second quarter of last year. We’ll provide our financial guidance for the third quarter of 2026 and an update to our outlook for the full year 2026.

We project net sales for the third quarter of 2026 to be in the range of $1.10 billion-$1.14 billion, and non-GAAP earnings to be in the range of $1.21- $1.27 per diluted share. These estimates exclude any contribution or impact from pending acquisitions. In addition, considering the current demand dynamics reflected in our first half results and third quarter guidance, we believe that the net sales growth should continue with a sequential uptick in the fourth quarter. Consequently, we now expect full year 2026 sales of approximately $4.4 billion and non-GAAP earnings to approach $5 per diluted share. These full year 2026 projections also exclude any contribution or impact from pending acquisitions. The third quarter 2026 non-GAAP diluted EPS forecast is based on a diluted share count of approximately 107.7 million shares, which includes the dilutive effect of outstanding stock options and other stock awards.

We expect SG&A expense to be approximately 7% of net sales in the third quarter and R&D expenditures to be approximately 1% of net sales. We expect interest expense of approximately $11.3 million, interest income of approximately $2.5 million, and realized foreign exchange and other non-operating expenses of approximately $5 million. We estimate our effective tax rate to be between 13%-17%. Further, we expect depreciation expense of approximately $33.5 million, amortization of intangibles of approximately $9.2 million, stock-based compensation expense of approximately $18.8 million, and non-cash interest expense of approximately $0.7 million. Finally, I’d like to announce that we will be participating in the Jefferies Semiconductor Conference in Chicago on August 26th, the Jefferies Industrials Conference in New York on September 9th, and the B. Riley TMT Conference in New York on September 10th.

That concludes our prepared remarks. I’ll turn it back to you, Dustin, for the Q&A session.

Moderator:

Thank you. If you’d like to ask a question, please press star and the number one on your telephone keypad to raise your hand and enter the queue. If you’d like to withdraw your question or your question has been answered, please press star one again. We will pause for just a moment to compile the roster. We will take our first question from the line of Jim Ricchiuti from Needham & Company. Please go ahead.

Jim Ricchiuti:

Thank you. Good afternoon. First question, I wonder if you could talk a little bit about the impact you may be assuming on revenues and margins from the M+N scale up in Q3. If you can’t provide specific numbers to it, I wonder if you could just speak about the impact qualitatively.

Edwin Roks:

Yeah. Hi, Jim. Thank you for being on the call. Happy to start this answer and then hand it over to Dan. First of all, yes, the second half of the year is of course a very big thing for us. As you know, the asymmetrical PCBs, the M+N will kick in. The good thing, Jim, is that we already delivered about tens of millions and yields are looking really well. Again, we have to do another about $600 million of that technology, which is a really nice technology. That will help us in our margins, assuming that the rest will stay all the same. This is a thing to look forward to.

Daniel Boehle:

Jim, just to give a little bit more color. Edwin just mentioned $600 million in the second half, about a third of that’s in Q3 and two-thirds in Q4. You see that ramp as we ramp production and improve yields as well into fourth quarter. The margin will kind of improve as well as those yields improve. I won’t quantify exactly what it will have. It depends upon how quickly we come up that yield curve. It will improve the margins in both the third quarter and fourth quarter.

Edwin Roks:

Of course, Jim, this is all building in our guidance for Q3. Since we guided also sort of for the year, you also have the Q4 numbers, correct?

Daniel Boehle:

When we talk about margins, that’s our adjusted EBITDA margins.

Jim Ricchiuti:

I wonder if you could talk to the number of 10% customers you may have had in the quarter. I know the Q, it was just filed. I’m not sure if you disclosed it there, but I wonder if you can help on that score in terms of defense and presumably the data center area.

Edwin Roks:

Jim, I’m always happy that, let’s say these 10% customers, which we disclose in our 10-Q and 10-K, are nicely distributed over the two reporting segments. One is, let’s say, in our commercial businesses, yeah. One is in our aerospace and defense businesses. I must say, in the commercial business, it’s getting a bit crowded. There is another one which is getting very close to a 10% customer. We’re in a pretty good spot. It’s good to have 10% customers. It’s also good to have a good distribution of customers. As you know, the hyperscalers and the networking guys, we have about 10+ of big companies in that field. Of course, you’re very much aware on the defense side who our customers are. That’s also a nice balance.

Again, on one end, happy with these big guys, the 10% customers, nicely balanced over the two reporting segments. We’re also very happy with having these tens of customers nicely distributed.

Jim Ricchiuti:

Got it. One quick question, I’ll jump back in the queue. It sounds like you’re making progress in Penang. Are you pivoting now to producing product for the data center market from this facility?

Edwin Roks:

Yes. I’m extremely happy about Penang, by the way. Penang is doing exactly what we told you guys half a year ago. We’re getting to very decent revenue levels. Very close to, let’s say, a breakeven number, which we hope to get, let’s say, late Q3, Q4. I think we’re exactly on track. As I mentioned to you before, we are looking at the yields of some very important lead vehicles for our anchor customers. These anchor customers are still the same. We added even a few. They are very happy. Most of that business in Penang, Jim, is related to our MI&I business. Also, if I talk about M+N, which is one of the most difficult technologies we have in the company, I’m so happy that Penang is also doing M+N. Indeed supporting some of our data center and networking customers.

A good mix. Still mostly MI&I, medical instrumentation industrial, but also some of the data center guys.

Jim Ricchiuti:

Got it. Thank you. Congrats on the quarter, by the way.

Edwin Roks:

Thank you, Jim. I was expecting that remark. Thank you.

Moderator:

Thank you. Before we proceed, we’d like to kindly ask everyone to please limit yourself to one question and one follow. Thank you very much, and we will take our next question from Steven Fox of Fox Advisors. Please go ahead.

Steven Fox:

Hi, good afternoon. I was wondering if you could dig in a little bit more into the sales pipeline you talked about in the aerospace and defense business. Any sort of gauge into how maybe your business either is changing or expanding, and what type of capability trends are you seeing that’s needed there that maybe we haven’t thought of yet? I had a follow-up.

Edwin Roks:

Yeah. Thank you, Steve. Good question. As you know, our aerospace and defense business is basically split it in two. It’s our PCB business, which is using the Ultra HDI, and you saw the opening of Syracuse Ultra-HDI facility, which is really good. Helping us on our Ultra HDI. The other part of the business is everything we do up the chain, so using our interconnect technologies to making modules, mostly RF modules, subsystems and systems, even complete radar systems. That business is very balanced. The business is doing very well on the PCB side, but also very well on the interconnect, sorry, in the electronics side. That’s going well on both ends. If you look at the customers, let’s say they’re very active on both sides.

If you look at the book-to-bill, or if you look at the backlog, even better, at the $1.7 billion, that’s a very solid number. If I look at the pipeline, which we also review, of course, every month, we’re getting over the $7 billion, and this is a qualified pipeline. We see very nice things happening both on the munition side. Yeah? That’s probably the most urgent thing. That’s mostly on PCBs, by the way. We see a lot of things happening on the Golden Dome side. That’s a good mix between both of the businesses. All the other things like communications, and other applications. Steve, a good mix in A&D. Well-positioned I was on the Farnborough Show just a few weeks ago.

All these large players, they come with additional demand, and it looks like sometimes we are the only supplier in the U.S., so this is very helpful. Our international business, by the way, is growing very nicely, and we hope to grow that even further with the announcements of the two companies we addressed in our earnings release.

Steven Fox:

Great. That’s very helpful. Then just as a follow-up, I’m sorry if I missed this, but is there any update on the Wisconsin facility ramp and your latest thinking on that?

Edwin Roks:

No, I can give you an update on the Wisconsin facility in Eau Claire. First of all, Steve, we’re not in a rush there. We always had the plan with Eau Claire. We will start some production there, and we will start an innovation center.

Probably the last thing, the innovation center, is the most important thing. We will demonstrate the newest technologies very close to Chippewa Falls, where even today I saw some very new milestones. That site is doing amazing. 20 minutes away from that site, we have Eau Claire, we have Wisconsin. It’s very well-positioned to do advanced R&D. The other thing, let’s say, looking at the data centers and networking customers, they all have the opportunity to step in Eau Claire whenever they want. Of course, we will ask them a contribution there. Again, we are not in a rush. They are not in a rush, which I understand.

That also means that we have a bit more time also to think about our aerospace and defense business. Again, also here, we are not in a rush. The thing is, we have the capacity available. We only paid less than $20 million for that site. Again, it’s not a burden. Again, we’ll take our time.

Steven Fox:

Great. Thanks, and congrats on the quarter.

Edwin Roks:

Thanks, Steve.

Moderator:

Thank you. Our next question comes from the line of Mike Crawford from B. Riley Securities. Please go ahead.

Mike Crawford:

Thank you. I believe in your remarks, you addressed some CCL supply chain issues facing kind of lower-end automotive products serving that vertical. What about supply chain of T-glass and other materials needed for your most sophisticated Printed Circuit Boards serving the data center vertical? How is that supply chain looking?

Edwin Roks:

Mike, there is a trend going in that direction. Indeed what you say. It looks like all these suppliers are a bit more focused on the higher-end products. On the high-end materials. I understand that. They want to make some money there, so they do that. That also means that if we are suffering a bit with our supply chain, it is always in the somewhat lower-end parts of our business. You pick an example here, automotive. Yes. It’s not our most important business. We pick our battles there. We look for the higher end. We look for the higher margins. If we have some supply chain issues, which slightly longer lead times, it is in those businesses. Protecting basically our higher end. Yes, I see that trend. Are the customers suffering on that? I don’t think so. It’s not happening.

We still are able to get decent lead times. We still have the materials. Yes, the effect is more severe in the lower-end materials than in the higher-end materials.

Mike Crawford:

Thank you, Edwin. Then switching gears for my one follow-up. I think you said that the two proposed acquisitions would be less than $220 million. Even that number is a bit higher than we estimated in our preview. Could you give any more firm economics over potential annualized revenue contribution once they close? What you’re paying, and also ability to expand in these footholds that you’re gaining in Europe, like whether within existing facilities or adjacent to, as you’ve done in Syracuse and elsewhere?

Edwin Roks:

Michael, let me cover this first and then hand it over to Dan. First of all, I cannot be more excited about these two companies. I was there just a few weeks ago. This will be a great addition to TTM. Okay? If I both look at ILFA, I met the general manager, by the way, the CEO at the Farnborough Show. He was already helping us with a lot of TTM stuff, so that’s great. Also STG, I would almost feel that they are already part of TTM. Still, we are in a quiet period. We still have the regulatory offices to give their guidance, and we wait for that. That hopefully they will conclude September or so and come with a good conclusion there.

The only thing I can say and we said it in the press release, that it is less than 5%, and I’m happy with that because that also make it for regulatory offices a bit more easy. I wish I could talk more about revenue. I wish I could talk more about what we paid for it or what we will pay for it. I’m under NDA. I cannot do that, Mike, unfortunately. I can tell you I’m very, very excited. Dan, if you want to add something there?

Daniel Boehle:

No, nothing more to add. We do expect them to close in the third quarter, and we’ll provide all the related information at that time, including the impacts that it’ll have going forward.

Mike Crawford:

Thank you very much.

Moderator:

Thank you. Our next question comes from the line of William Stein from Truist Securities. Please go ahead.

William Stein:

Great. Thanks for taking my questions. First, I want to say congrats on the good results, a better outlook, and a very strong implied Q4, which I think is what’s giving the stock the relief now. Again, congrats on that. I’d like to ask about M+N again a little bit, and maybe a couple of questions about it. First, it would seem to me that this is the major contributor to the upside in Q4. Edwin, I think you talked about doing an incremental $1 billion of M+N revenue next year. I’m hoping you can comment whether I have that data point correct, and whether there’s need for this technology outside of data center, and maybe you can talk us through why and what the expected impact would be on your margins. Thank you.

Edwin Roks:

Sure, Will. First of all, we’re extremely happy with M+N. Not only with M+N, but also what it opens up. M+N is not just one process. It’s a family of different options, and this is only the first step. I’m extremely happy with that. It supports multiple customers, and again, not only data centers and networking customers, but all other customers as well. New opportunities are opening up, which is great. Second thing is, yes, we are delivering now M+N. Yields are much better than we thought. Again, this is just ramping up, so this is great. Yes, we’re planning to do a lot of business next year as well. What that exact number is, Will, is still a bit our work, let’s say, a work in progress. We’re still doing our planning for next year. We’re still doing our strategic plan.

By the way, our strategic plan goes out seven years, okay? Our business plan is the first year of that. We’re doing all these analysis to make sure that we are more accurate. You see that we are getting far more transparent to our analysts than we ever were. We give guidance, of course, we give guidance on the quarter and also the EPS, but we also adding now the full year. This is the first year that we give guidance on the full year, and also since this quarter, we give guidance on the full year EPS. We plan to do that next year as well.

As soon as we did our exercise, this basically, this is a bottom-up exercise, not only top-down, working with all our customers, seeing how much they need on M+N and how much they need on other technologies, we get back to you with a very, very accurate number, I would say. I can tell you, Will, M+N is really, really important for us, and it could be in the ballpark you mentioned.

William Stein:

Great. As a follow-up, maybe I can ask about capacity constraints. I think the last time we spoke, you said that you’re not facing any in data center, but if you had any additional capacity, you’d love it in the MI&I. Is that still the case? Have capacity additions allowed you to overcome those constraints, or are they still affecting you? Maybe compare this to what your customers are seeing broadly in the industry. Thank you.

Edwin Roks:

No, good question, Will. The thing is, even, let’s say, with the growth quarter-over-quarter, the year-over-year growth in MI&I is 33%. Even with those growth numbers, we’re still able to supply these customers. If we look at the whole capacity calculations, mostly China plus one, also U.S., we still are very, very comfortable. You see that we focus a lot on brownfield. Basically means existing facilities which we are going to expand. We do that very well in China. During the analyst day, I remember we gave you a few examples how fast these things go. Remember in March, was an empty hall, and in May, we had all these drill stations there? That’s how fast we can move in China, that’s still happening.

By the way, I just came from my board meeting last week, we approved another capital investment on the same thing. That’s going very well. On MI&I, that business is growing. We love it. That’s also the reason for the acquisition of STG, by the way. We love that business. The medical business, when you’re in, you’re in. The same thing, Will, on the A&D side. There, we are also expanding Sterling. We’re expanding a lot of other sites, which are really relevant sites. Suddenly, you make from a $100 million site, you make a $200 million site. That’s how it works. I like that brownfield, I like the expansion of existing sites, that’s helping us a lot. The capacity is available immediately. This is a way forward.

Daniel Boehle:

Will, I’ll just point out, as Edwin just mentioned, we got approval to accelerate some of our capital expenditures. If you look at the 10-Q disclosure, you’ll see the expenditures expected for this year went up around $45 million at the top and bottom end of that range.

William Stein:

Thank you.

Moderator:

Thank you. Seeing as there are no more further questions in the queue, I will turn the call back to our President and CEO, Edwin Roks, for closing remarks. Mr. Roks, please go ahead.

Edwin Roks:

Thank you, Dustin. I’d like to close by summarizing three key items. First, we are experiencing high, healthy growth. We delivered strong sales growth in Q2 of 37% year-on-year, resulting in an all-time high of $1 billion for quarterly revenue, driven by increases in our Data Center and Networking, Medical, Industrial & Instrumentation, Aerospace & Defense end markets. Second, our Adjusted EBITDA for the second quarter of 16.6%, reflecting strong operating performance, leading to another all-time high record in quarterly non-GAAP EPS of $0.99. We expect to continue building on this operating performance in the second half of 2026. Third, we continue to generate solid cash flows from operations, which enables us to invest in our projected continued growth while maintaining a healthy net leverage ratio of 0.9 times.

In closing, as always, I would like to thank our employees of TTM, our customers, our suppliers, and our shareholders for your continued support. Thank you very much, and goodbye.

Moderator:

Ladies and gentlemen, this concludes our conference call today. Hope you have a great rest of the week. You may now disconnect.

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